[INTERSIL LOGO]                                                    EXHIBIT 99.05

FOR IMMEDIATE RELEASE:                                             NEWS RELEASE

Contact:    Brent Dietz                            Pete Hargittay
            Intersil Public Relations              Intersil Investor Relations
            Tel: (321) 729-5973                    Tel:  (949) 341-7062
            E-mail: bdietz@intersil.com            E-mail: phargitt@intersil.com

                    Intersil Completes Acquisition of Elantec

-- Rapid close and integration process will provide quick benefits to customers -- Acquisition adds leadership in high performance analog markets
-- Transaction expected to be accretive by fourth quarter of 2002

Irvine, Calif., May 14, 2002 - Intersil Corporation (NASDAQ: ISIL) announced today the completion of its acquisition of high performance analog leader Elantec Semiconductor, Inc. upon receiving shareholder approval by both companies. The acquisition adds leadership in optical storage (CD and DVD recordable) and flat panel display markets to Intersil's strength in wireless networking and power management. Under terms of the acquisition, Elantec shareholders will receive 1.24 shares of Intersil stock and $8.00 in cash for each Elantec share.

Elantec President and CEO Rich Beyer becomes President and CEO of Intersil Corporation. Beyer is a semiconductor industry veteran and former Chief Operating Officer at National Semiconductor and VLSI Technology. Former Intersil President and CEO Greg Williams becomes Executive Chairman of Intersil's Board of Directors. Jim Diller - former Elantec Chairman and former CEO and founder of PMC-Sierra - and Rich Beyer join Intersil's Board of Directors.

"I am extremely pleased with the quality of our new management team and the exceptional execution of this transaction," said Rich Beyer. "We went from term sheet to transaction close in less than 75 days, completing one of the fastest acquisitions in the history of the semiconductor industry. This rapid closing is enabling a fast and successful integration. Our teams have made outstanding progress, focusing on revenue growth and cost savings. Throughout the integration process, we have placed our customers first and will continue to focus on customer service and satisfaction. With the acquisition now complete, Intersil is an even more important strategic supplier to our many leading customers. We now bring them the unique value offered by our expanded and complementary analog and wireless product portfolios."

                                    --more--

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Intersil Acquires Elantec, Page Two

Intersil will integrate Elantec as its fourth product group, joining the company's Wireless Access, Communications Analog and Standard Analog product groups. The combined Intersil portfolio now addresses several of the fastest growing markets in the industry today - optical storage, flat panel display, power management and wireless networking. Adds Rich Beyer, "All of these markets are experiencing accelerating adoption rates. Intersil will add to its technology leadership in these markets by investing a record $140 million in research and development, and introducing more than 150 new products in 2002."

"In the first quarter we delivered strong financial results, improving gross margins for the fourth consecutive quarter," said Beyer. "Intersil is well on its way to becoming one of the largest and most profitable high performance analog companies in the world. With many years of analog experience, Intersil is built on a solid foundation, focused on four high growth markets, profitable with strong cash flow and has one of the strongest balance sheets in the industry today."

Intersil's Chief Financial Officer Dan Heneghan added, "Intersil continues to see strength in its target markets. For the second quarter ending in June 2002, we now expect sequential revenue growth of the combined company to be on the high end of the previous 6 to 8% guidance, and adjusted earnings per share (EPS) to be approximately $.15. We also expect the acquisition to be neutral to Intersil's third quarter 2002 EPS and accretive to fourth quarter EPS due to the rapid integration process and the strong momentum in the Elantec order rate."

Investors and interested parties within the United States may listen to Intersil's conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern by dialing (800) 779-8612 and providing the operator with the pass code INTERSIL. International callers may connect to the call by dialing (212) 287-1616. A replay of Intersil's conference call will be available until 5:00 p.m. Pacific Time on Tuesday, May 21, 2002, by calling (800) 839-5571 in the U.S. and (402) 220-2073 Internationally. Confirmation code for the replay is 51402.

                                    --more--

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Intersil Acquires Elantec, Page Three

About Intersil

Intersil is a global leader in designing innovative high performance analog and wireless networking solutions that enable wireless access to video, data and voice in homes, offices and public places. Intersil designs, manufactures and markets high performance analog integrated circuits primarily for the video, optical storage, communication, and power management markets in which advances in digital integrated circuit technology are driving increasing demand for high speed, high performance and low power consumption analog circuits. The company brings added value in providing complete silicon, software and reference design solutions to new products that bring portable connectivity to people wherever they live, work or travel. Headquartered in Irvine, California, Intersil has offices in cities throughout the US, Europe and Asia. For more information about Intersil or to find out how to become a member of our winning team, visit the company's web site and career page at www.intersil.com.

                                    --more--

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Intersil Acquires Elantec, Page Four


                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
          (amounts in millions, except per share data and percentages)

                                    Year Ended                                                            Year Ended
                                       2000       Q1-01        Q2-01        Q3-01          Q4-01              2001           Q1-02
                                    ----------    -----        -----        -----          -----          ----------         -----
        Wireless Access             $ 163.1      $ 35.9       $ 32.4       $ 29.6         $ 37.7            $ 135.6         $ 49.0
        Comm Analog                   207.0        42.6         39.8         45.7           49.3              177.3           50.1
        Standard Analog               216.7        49.3         46.1         38.1           34.6              168.1           35.0
        Elantec                       126.2        30.6         20.5         20.7           22.9               94.7           25.4
                                      -----       -----        -----        -----          -----              -----          -----
 Sales                                713.0       158.4        138.8        134.1          144.5              575.7          159.5
                                      -----       -----        -----        -----          -----              -----          -----

        COS                           354.3        80.4         68.9         65.7           69.3              284.3           75.0
                                      -----        ----         ----         ----           ----              -----           ----
Gross Margin                          358.6        77.9         69.9         68.4           75.2              291.5           84.5
                                      -----        ----         ----         ----           ----              -----           ----
                                       50.3%       49.2%        50.4%        51.0%          52.1%              50.6%          53.0%

        R&D                           102.9        33.0         33.7         31.1           30.5              128.2           32.9
        SG&A                          139.3        30.6         28.4         24.8           26.8              110.6           28.7
                                      -----        ----         ----         ----           ----              -----           ----
 Operating Income                     116.4        14.4          7.8         12.5           17.9               52.6           22.9
                                      -----        ----         ----         ----           ----              -----           ----

        Interest, net                  14.2        (4.4)        (6.5)        (5.0)          (3.4)             (19.3)          (2.6)
                                      -----        ----         ----         ----           ----               ----           ----
Income before income tax expense      102.2        18.8         14.3         17.5           21.3               72.0           25.4
                                      -----        ----         ----         ----           ----               ----           ----

        Tax Provision                  38.5         6.5          4.8          5.3            6.5               23.1            7.6
                                     ======      ======        =====       ======         ======             ======         ======
Adjusted Net Income                  $ 63.7      $ 12.3        $ 9.5       $ 12.2         $ 14.8             $ 48.8         $ 17.8
                                     ======      ======        =====       ======         ======             ======         ======

Adjusted EPS                         $ 0.50     $  0.09       $ 0.07       $ 0.09         $ 0.11             $ 0.35         $ 0.13
                                     ======     =======       ======       ======         ======             ======         ======

Diluted Weighted Average Shares      128.1        141.0        141.1        141.2          141.5              141.2          141.7


NOTE: All periods have been adjusted to include impact of Elantec's results, which includes the interest income impact of the cash outlays directly associated with the merger. This summary also calculates earnings per share based on historical dilution and excludes amortization of intangibles and other one-time gains and losses.


                                    --more--


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Intersil Acquires Elantec, Page Five

This press release contains forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based upon Intersil Corporation's ("Intersil") management's current expectations, estimates, beliefs, assumptions, and projections about Intersil's and Elantec Semiconductor, Inc.'s ("Elantec") business and industry. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results and Elantec's could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Important risk factors that may cause such material differences for Intersil, some of which may apply to Elantec, include, but are not limited to: the economic slowdown in the technology sector; the rate at which consumers adopt small handheld Internet appliances and portable computing devices in enterprises and in homes; the rate at which consumers purchase notebook computers; the rate at which our present and future customers and end-users adopt Intersil's wireless access, communications analog, standard analog, optical storage, and flat panel display technologies and products; the timing, rescheduling or cancellation of significant customer orders; the ability of our customers to manage inventory; the loss of a key customer; the qualification, availability and pricing of competing products and technologies and the resulting effects on sales and pricing of our products; silicon wafer pricing and the availability and quality of our foundry capacity and raw materials; availability, pricing, and quality of third party foundry and assembly and test capacity and raw materials; fluctuations in the manufacturing yields of our third party foundries and assembly and test facilities, and other problems or delays in the fabrication, assembly, testing or delivery of our products; the risks of producing products with new suppliers and at new fabrication and assembly and test facilities; problems or delays that we may face in shifting our products to smaller geometry process technologies; the effectiveness of Intersil's expense and product cost control and reduction efforts; the risks inherent in acquisitions, including the acquisition of Elantec (including integration issues; costs and unanticipated expenditures; changing relationships with customers, suppliers, and strategic partners; potential contractual, employment, and intellectual property issues; risks of not securing regulatory approvals; accounting treatment and charges; and the risks that the acquisition cannot be completed successfully, or that the anticipated benefits of the acquisition are not realized); intellectual property disputes, customer indemnification claims, and other litigation risks; Intersil's ability to develop, market, and transition to volume production new products and technologies in a timely manner, as well as other risk factors. Intersil's recently filed joint proxy statement/prospectus related to the merger with Elantec, Annual Report on Form 10-K and other Intersil filings with the U.S. Securities and Exchange Commission ("SEC") (which you may obtain for free at the SEC's web site at www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

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